Exhibit 4.1

LINCOLN NATIONAL CORPORATION

3.400% Senior Note due 2032

Registered	CUSIP 534187BQ1
ISIN US534187BQ10
No. R-1	U.S.$300,000,000

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN DTC OR SUCH NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Lincoln National Corporation, a corporation organized and existing under the laws of the State of Indiana (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of THREE HUNDRED MILLION DOLLARS ($300,000,000) on March 1, 2032 and to pay interest thereon from March 1, 2022 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on March 1 and September 1 in each year, commencing on September 1, 2022 (each, an “Interest Payment Date”), at the rate of 3.400% per annum. The period beginning on March 1, 2022 and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date is herein called an “Interest Period”. If any Interest Payment

Date falls on a day which is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day. If March 1 or September 1 of any year is not a Business Day (with the consequence that the related interest payment shall be made on the next succeeding Business Day, which shall be the relevant Interest Payment Date as set forth above), such payment shall be made on such Interest Payment Date in the amount that would otherwise have been due on March 1 or September 1 and no interest on such payment shall accrue for the period from and after March 1 or September 1 to such postponed Interest Payment Date, and the next succeeding Interest Period shall begin on March 1 or September 1 on which such payment originally would have been made. If March 1, 2032 shall not be a Business Day, payment of the principal and interest due on that date need not be made on that day but may be made on the next day that is a Business Day with the same force and effect as if made on March 1, 2032, provided that no interest shall accrue for the period from and after March 1, 2032. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Note is registered at the close of business on February 15 or August 15 (whether or not a Business Day) immediately preceding the Interest Payment Date, as applicable (each respectively a “Record Date”), subject to certain exceptions as provided in the Indenture. Payment of the principal of, and interest on, this Note will be made at the designated office or agency of the Company maintained for such purpose in The City of New York, New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt or, at the option of the Company, interest so payable may be paid by check to the order of said Holder mailed to his address appearing on the Security Register. Any interest not so punctually paid or duly provided for shall be payable as provided in the Note. Interest on this Note will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Lincoln National Corporation has caused this instrument to be duly executed under its corporate seal.

LINCOLN NATIONAL CORPORATION

By:
	Name:	Randal J. Freitag
	Title:	Executive Vice President and Chief Financial Officer

By:
	Name:	Shantanu Mishra
	Title:	Senior Vice President and Treasurer

Attest:
	Name:	Nancy A. Smith
	Title:	Senior Vice President & Secretary

Date:	, 2022

[Signature Page to Global Note]

Date:	, 2022

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

Authorized Signatory

[Signature Page to Global Note]

[Reverse of Note]

LINCOLN NATIONAL CORPORATION

3.400% Senior Note due 2032

This Note is one of a duly authorized issue of Securities of the Company of a series hereinafter specified, all issued and to be issued under the Senior Indenture, dated as of March 10, 2009, as supplemented by the First Supplemental Indenture, dated as of August 18, 2020 (as supplemented, the “Indenture”), in each case, between the Company and The Bank of New York Mellon, as Trustee (hereinafter the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holder of the Securities and the terms upon which the Securities are, and are to be, authenticated and delivered. The Securities may be issued in one or more series, the terms of which different series may vary as provided in the Indenture. This Note is one of a series of the Securities of the Company designated as its 3.400% Senior Notes due 2032 (herein called the “Notes”), limited initially in aggregate principal amount to $300,000,000, except as otherwise provided in the Indenture. The Notes of this series are issuable in registered form only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Notes are redeemable, in whole or in part, at the option of the Company, at any time or from time to time, upon mailed notice to the registered address of each Holder of the Notes at least 30 days but not more than 60 days prior to the redemption.

Prior to December 1, 2031 (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

The Notes are not entitled to any sinking fund. If an Event of Defaultshall occur with respect to the Notes, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for defeasance at any time of the Notes, upon which the Company, at its option, shall be deemed to have been discharged from its obligations with respect to the Notes or shall cease to be under any obligation to comply with certain restrictive covenants of the Indenture.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Outstanding Securities affected by such amendment or supplement voting as one class. Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency. Subject to certain exceptions, any past default or Event of Default may be waived by the Holders of at least a majority in principal amount of the Outstanding Securities of any series affected on behalf of the Holders of the Securities of that series or the Holders of at least a majority in principal amount of all the Outstanding Securities voting as one class. After the amendment or supplement is effective, any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the transfer hereof or in exchange hereunder or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or upon any Note issued upon the transfer hereof or in exchange herefor or in lieu hereof.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the times, place, and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable on the Security Register of the Company, upon surrender of this Note for transfer at the office or agency of the Company in The City of New York, New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar, duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations as requested by the Holder surrendering the same.

No service charge will be made for any such transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes whether or not this Note be overdue, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, or the interest on, this Note or for any claim based hereon or otherwise in any manner in respect hereof, or in respect of the Indenture, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or of any predecessor or, except as provided in the Indenture, successor corporation, whether by virtue of any constitutional provision or statute or rule of law, or by the enforcement of any assessment or penalty or in any other manner, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.